Exhibit 99.1

News Release

Ashland completes sale of maleic anhydride business to AOC Materials, LLC for $100 million

WILMINGTON, Del., October 1, 2020 – Ashland Global Holdings Inc. (NYSE: ASH) today announced that it has closed the sale of its maleic anhydride business and manufacturing facility in Neal, West Virginia to AOC Materials LLC, for $100 million.

“This sale furthers Ashland’s strategic focus on specialty ingredients and improved margins,” said Guillermo Novo, chairman and chief executive officer, Ashland. “I want to thank the employees of the maleic business for their important contributions to Ashland and wish them well as they transition to AOC.”

“We are pleased to bring this business into the AOC family,” said Joe Salley, chief executive officer, AOC.  “We welcome our new employees and we are excited about the strategic growth opportunities.”

Citi acted as financial advisor to Ashland, and Squire Patton Boggs LLP acted as legal advisor.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty materials company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical. At Ashland, we are approximately 4,600 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

About AOC

AOC is the leading global supplier of resins and specialty materials that enable customers to create robust, durable, and versatile products and components. With strong capabilities around the world in both manufacturing and science, the company works closely with customers to deliver unrivaled quality, service, and reliability for today, and create innovative solutions for tomorrow.

Exhibit 99.1

FOR FURTHER INFORMATION:

Ashland

Investor Relations:Media Relations:

Seth A. MrozekCarolmarie C. Brown

+1 (302) 594-5010+1 (302) 995-3158

samrozek@ashland.com ccbrown@ashland.com

AOC

Media Relations:
Thomas Wegman

+31 38 4569565

thomas.wegman@aocresins.com